EXHIBIT 11




                       COMPUTATION OF PER SHARE EARNINGS
              (In thousands, except share and per share amounts)

                                              Year Ended December 31,
                                       ------------------------------------
                                          1995         1994         1993
                                       ----------   ----------   ----------
INCOME:
Income (loss) before provision for
  income taxes, extraordinary item
  and  cumulative effect of
  change in accounting principle       $  (38,739)  $    5,347   $    9,291
Income tax provision (benefit)            (12,646)       2,348        3,459
                                       ----------   ----------   ----------
Income (loss) before extraordinary
  item and cumulative effect of
  change in accounting principle       $  (26,093)  $    2,999   $    5,832
Extraordinary item                             --       (2,462)        (234)
Cumulative effect of change in
  accounting principle                         --           --        1,586
                                       ----------   ----------   ----------
Net income (loss)                      $  (26,093)  $      537   $    7,184
                                       ==========   ==========   ==========

SHARES:
Weighted average number of common
  shares outstanding                   17,731,041   17,691,971   17,616,901
Common share equivalents
  from the assumed exercise
  of stock options (1)                         --        3,030      120,421
                                       ----------   ----------   ----------
                                       17,731,041   17,695,001   17,737,322
                                       ==========   ==========   ==========

EARNINGS PER SHARE:
Income (loss) before extraordinary
  item and change in
  accounting principle                 $    (1.47)  $      .17   $      .33
  accounting principle
Extraordinary item                             --         (.14)        (.01)
Change in accounting principle                 --           --          .09
                                       ----------   ----------   ----------
Net income (loss)                      $    (1.47)  $      .03   $      .41
                                       ==========   ==========   ==========

- ---------------
(1) Common share equivalents are computed by the "treasury stock" method. Share amounts represent the dilutive effect of outstanding stock options which have an option price below the closing market price for the period presented.